Exhibit 99.2

TENNECO ANNOUNCES CONDITIONAL REDEMPTION

FOR

5 3⁄8% SENIOR NOTES DUE 2024

AND

5.0% SENIOR NOTES DUE 2026

Skokie, Illinois, September 7, 2022—Tenneco Inc. (NYSE: TEN) (“Tenneco”) today announced that it has given notice of its intention to redeem all of its outstanding 5 3⁄8% Senior Notes due 2024 (the “2024 Notes”) and all of its outstanding 5.0% Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”) on October 7, 2022 (such date, as it may be extended as described below, the “Redemption Date”), subject to the satisfaction of certain conditions.

The aggregate principal amount outstanding of the 2024 Notes is $225,000,000. The redemption price for the 2024 Notes will be equal to 100.896% of the principal amount thereof, plus accrued and unpaid interest on such Notes from June 15, 2022 (the most recent interest payment date) to, but excluding, the Redemption Date, for a total payment to holders of $1,025.68 per $1,000 principal amount of 2024 Notes (assuming the Redemption Date occurs on October 7, 2022).

The aggregate principal amount outstanding of the 2026 Notes is $500,000,000. The redemption price for the 2026 Notes will be equal to 101.667% of the principal amount thereof, plus accrued and unpaid interest on such Notes from July 15, 2022 (the most recent interest payment date) to, but excluding, the Redemption Date, for a total payment to holders of $1,028.06 per $1,000 principal amount of 2026 Notes (assuming the Redemption Date occurs on October 7, 2022).

The obligation of Tenneco to redeem the Notes and pay the applicable redemption price to the holders of the Notes on the Redemption Date is conditioned on (i) the completion of the acquisition of Tenneco by Pegasus Holdings III, LLC (“Holdings”) pursuant to the terms of the Agreement and Plan of Merger, dated February 22, 2022, among Tenneco, Pegasus Merger Co. (“Merger Sub”) and Holdings (such condition, the “Merger Condition”) and (ii) the completion by Merger Sub of an offering of debt securities on or prior to the Redemption Date in an aggregate principal amount satisfactory to Merger Sub (such condition, the “Financing Condition”), and the Redemption Date may be delayed until each of the Merger Condition and Financing Condition has been satisfied or waived by Tenneco. If either the Merger Condition or the Financing Condition is not satisfied or waived, Tenneco may elect to rescind the notice of redemption and terminate the redemption and return any tendered Notes of such series to the holders thereof. If the Redemption Date is extended or the redemption is terminated, the Company will provide notice to holders of the Notes no later than 5:00 p.m. New York time on the business day immediately preceding the Redemption Date (or the new Redemption Date based on any extension).

Unless Tenneco defaults in paying the redemption price in full for the respective series of Notes on the Redemption Date and assuming the applicable notice of redemption is not rescinded, interest on such series of Notes shall cease to accrue on and after the Redemption Date, and the only remaining right of the holders of such series of Notes will be to receive payment of the applicable redemption price upon surrender of their Notes.

-More-

U.S. Bank National Association is the Trustee and the Paying Agent with respect to each series of Notes.

This press release is for information purposes only and shall not constitute the official notice of redemption for each series of Notes required under the respective indenture governing such series of Notes, which notice shall be provided by the Trustee on behalf of Tenneco.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers, and marketers of automotive products for original equipment and aftermarket customers, with full year 2021 revenues of $18 billion and approximately 71,000 team members working at more than 260 sites worldwide. Through our four business groups, Motorparts, Performance Solutions, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket.

Investor inquiries

Linae Golla

847 482-5162

lgolla@tenneco.com

Rich Kwas

248 849-1340

rich.kwas@tenneco.com

Media inquiries

Bill Dawson

847 482-5807

bdawson@tenneco.com